 EXHIBIT 99

FOR IMMEDIATE RELEASE
August 9, 2011

GENESIS ENERGY, L.P. COMPLETES ACQUISITION OF THE
BLACK OIL BARGE TRANSPORTATION BUSINESS OF
FLORIDA MARINE TRANSPORTERS

August 9, 2011 – (Houston, TX) – Genesis Energy, L.P. (NYSE:GEL) announced today that it has completed the previously announced acquisition of the black oil barge transportation business of Florida Marine Transporters, Inc. and its affiliates (FMT).  The purchase price was $141 million plus customary adjustments.  The acquired business is comprised of 30 barges (seven of which are being sub-leased under similar terms of an existing FMT lease) and 14 push/tow boats which transport heavy refined petroleum products, primarily serving refineries and storage terminals along the Gulf Coast, Intracoastal Canal and western river systems of the United States, including the Red, Ouachita and Mississippi Rivers.

Grant Sims, Genesis’ Chief Executive Officer, said, “The acquisition of these high quality vessels represents a significant step forward in the development of our marine transportation of crude oil and heavy refined petroleum products. The integration of organic projects with focused external acquisitions is designed to expand our customer base and capabilities, creating long-term value for all our stakeholders.”

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the transaction.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516